EXHIBIT 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS
P.O. Box 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 2 October 2015 ProQR Therapeutics N.V. (the “Company”) Darwinweg 24 2333 CR Leiden The Netherlands

Ladies and Gentlemen:

Exhibit 5.1 opinion letter

We have acted as your legal counsel as to Netherlands law, and are rendering this opinion letter to you, in connection with your filing of a registration statement on Form F-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of the ordinary shares, nominal value of EUR 0.04 each, in the Company’s capital, to be issued after the date hereof, not exceeding the limitations referred to in the Registration Statement (the “Future Shares”).

This opinion letter is addressed solely to you. It may only be relied upon in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the following documents:

(i)	a pdf copy of the deed of incorporation (akte van oprichting) of the Company, dated 21 February 2012;

(ii)	a pdf copy of the continuous text of the articles of association of the Company as they read after the execution of a deed of conversion and amendment to the articles of association of the Company, dated 23 September 2014;

(iii)	a draft of the Registration Statement dated 2 October, 2015;

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.‘s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

(iv)	a pdf copy of a certificate, dated the date of this opinion letter purported to have been signed by the members of the Company’s management board (the “Certificate”); and

(v)	a pdf copy of an extract from the Commercial Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) relating to the Company, dated the date of this opinion letter (the “Extract”).

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, regulatory law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and the general terms and conditions of NautaDutilh N.V. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of NautaDutilh N.V. in the matter concerned and no person other than NautaDutilh N.V. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us shall be in conformity with the executed originals, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with the SEC and shall become effective, in the form referred to in this opinion letter;

c.	no defects attach to the incorporation of the Company (aan haar totstandkoming geen gebreken kleven) and the deed of incorporation of the Company has been executed by a civil law notary (notaris) or a deputy (waarnemer) of a civil law notary (notaris) who had the power and authority to execute that deed;

d.	the issue by the Company of the Future Shares (or the granting of any rights to subscribe for such Future Shares) will have been validly approved, authorised and resolved upon (where appropriate, with due observance of any information and/or consultation rights of employees or employee representatives) by the appropriate corporate body/bodies of the Company, and any pre-emption rights in respect of the issue of the Future Shares (or the granting of any rights to subscribe for such Future Shares) will have been observed or validly excluded, all in accordance with the Company’s articles of association and its other internal rules and organisation at the relevant time and otherwise in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law);

e.	the Company’s authorised share capital at the time of issue of any Future Share (or the granting of any rights to subscribe for such Future Shares) will be sufficient to allow for the issue (or grant);

f.	the Future Shares will have been issued in the form and manner required by applicable law, the Company’s articles of association and its other internal rules and regulations at the time of issue, and otherwise offered to, issued to and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law);

g.

any instrument pursuant to which the Future Shares will have been issued will have validly been signed on behalf of the relevant parties thereto and, in case of such instrument being signed on the basis of a power of attorney or similar authorisation, such power of attorney or authorisation will be in full force and effect at the relevant time and validly authorises the person(s) purported to be granted power of attorney or authorisation thereunder to represent and bind the party/parties concerned in relation to the transactions contemplated by and for the purposes stated in such instrument;

h.	at the time of issue of the Future Shares, the Company will not have (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), been granted a suspension of payments (surseance van betaling verleend), or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

i.	the nominal amount of the Future Shares and any stipulated share premium (bedongen agio) will have been paid or satisfied by means of a contribution in kind, in each case with due observance of the relevant formalities under all applicable laws (including, for the avoidance of doubt, Dutch law); and

j.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinion:

When issued, the Future Shares will have been validly issued, will have been fully paid and will be non-assessable.

The opinion expressed above is subject to the following qualifications:

A.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

B.

Pursuant to Article 2:7 of the Dutch Civil Code, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

C.	Pursuant to Article 2:98c of the Dutch Civil Code, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Article 2:98c of the Dutch Civil Code, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Article 2:98c of the Dutch Civil Code is null and void (nietig).

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions and measures, including but not limited to those concerning export control, implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), or European Union regulations or other legislation;

e.	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, as well as related legislation;

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.	As used in the opinion expressed in this opinion letter, the term “non-assessable” - which term has no equivalent in Dutch - means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh N.V. in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/NautaDutilh N.V.

NautaDutilh N.V.